UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2014 (December 17, 2014)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2014, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through various subsidiaries of Lightstone Value Plus REIT II, LP, its operating partnership, entered into a Purchase and Sale Agreement (the “PSA”), with Starwood Philadelphia Airport Realty I LLP and Starwood Philadelphia Airport Realty II LLP (collectively, the “Seller”), unrelated third parties under common control, pursuant to which the Company and its subsidiaries agreed to purchase a portfolio of properties comprised of (i) the Aloft Philadelphia Airport (the “Aloft Philadelphia”), a 136-room select service hotel, (ii) the Four Points by Sheraton Philadelphia Airport (the “Four Points by Sheraton Philadelphia”), a 177-room select service hotel, (iii) the Sheraton Suites Philadelphia Airport (the “Sheraton Suites Philadelphia”), a 250-room select service hotel and (iv) a land parcel adjacent the Four Points by Sheraton Philadelphia (the “Land Parcel”) for aggregate consideration of $25.0 million plus additional consideration of up to $5.0 million (the “Contingent Consideration”) contingent upon the achievement of certain prescribed rate of return or occurrence of a capital transaction, as defined. All of the properties are located in close proximity to the Philadelphia International Airport.

On December 17, 2014, the Company entered into a separate agreement providing for the assignment of the rights under the PSA pursuant to the purchase of the Sheraton Suites Philadelphia to Sagamore Philadelphia, LLC, a Delaware limited liability company (the “Philadelphia Joint Venture”) for aggregate consideration of $2.7 million subject to the Contingent Consideration provisions. The Company, through subsidiaries, has a 10.0% membership interest in the Philadelphia Joint Venture and SR Philadelphia LLC (the “Managing Member”), an unrelated third party, has a 90.0% managing membership interest in the Philadelphia Joint Venture.

See Item 2.01 Completion of Acquisition or Disposition of Assets for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 17, 2014, the Company, through subsidiaries, completed the acquisition of the Aloft Philadelphia, the Four Points by Sheraton Philadelphia, the Land Parcel and a 10.0% membership interest in the Philadelphia Joint Venture for aggregate consideration of approximately $22.6 million, excluding the Contingent Consideration and closing costs. Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee equal to 0.95% of the purchase price of $22.6 million (excluding the Contingent Consideration), or approximately $214,000.  The acquisition was funded with cash.

In connection with the acquisition, the Company, through subsidiaries, entered into 20-year franchise agreements (the “Franchise Agreements”) pursuant to which the Aloft Philadelphia and the Four Points by Sheraton Philadelphia will continue to operate as an Aloft and a Four Points by Sheraton, respectively, commencing on December 17, 2014. The Franchise Agreements require the completion of certain improvements to the hotels at an estimated cost of $4.2 million pursuant to a property improvement plan (the “PIP”) no later than December 31, 2015.

The Company established a separate taxable REIT subsidiary, or TRS for both the Aloft Philadelphia and the Four Points by Sheraton Philadelphia, respectively, which have each entered into operating lease agreements for each respective hotel. Each TRS entered into a separate management agreement with a third party management company for the management of the respective hotel.

Management of the Company believes that these hotels are adequately insured.

Item 9.01	Financial Statements and Exhibits

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements that may be required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

(c) Shell Company.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: December 22, 2014	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)